EXHIBIT 99

ANAHEIM, Calif., Dec. 16 /PRNewswire-FirstCall/ -- SIONIX Corporation (OTC Bulletin Board: SINX) announced today the appointments of James R. Currier as Chief Executive Officer and David R. Wells, currently the company's Chief Administrative Officer, to the new office of President and Chief Financial Officer and their election to the Company's board of directors effective December 15, 2009. Currier was also elected Chairman of the SIONIX Board of Directors. Both Currier and Wells have three year engagements that provide for stable and continuous management during a period of economic uncertainty and restructuring the Company's operational and sales models. The experience both of these individuals bring to the Company in terms of public company operations, finance, administration, and regulatory/compliance management collectively cover four decades, principally in high risk technology ventures involving factory automation, metal fabrication, production and assembly systems, software development, bio-mass conversion, multi-media, and others. Currier and Wells have extensive international operating and technology licensing experience as well involving Swedish, Dutch, German, French, Italian, Israeli, South African, and Australian engagements and are intimately familiar with the business culture and accounting methods of foreign enterprises and how they translate to American interests.

Currier noted in his acceptance of this position that the company's proprietary, patented water filtration technology is "first among equals," with a simple, low cost, high efficiency modular construction relevant to a number of commercial, industrial, construction, and governmental applications. He and Wells have recently completed a review of one of the Company's "pilot" sites, where performance under extremely adverse circumstances and volatile, unstable operating conditions have produced favorable preliminary results. Wells indicated that confirming test results are available, predicating current discussions with a number of potential vertical distribution channels, international licensees, end-users, and third party manufacturing sources that are ongoing.

Based in Anaheim, Calif., SIONIX designs innovative and advanced "Safe Water Systems" intended for use in defense, government facilities, and emergency water supplies during natural disasters, hospitals, pharmaceuticals, resorts and hotels, housing development projects, industrial process waters including food, dairy and meat processing, and brackish wastewater from oil and gas drilling. Intended applications also include desalinization and pre-treatment for reverse osmosis and other membrane applications, as well as industrial wastewater, bottled water, industrial process water, food, dairy, agribusiness, meat processing, and hog and poultry operations.

"Elixir" is a registered trademark of SIONIX Corporation. SIONIX develops new concepts in "Modular Packaged Water Treatment Systems" using diffused air flotation (DAF) and membrane technology for drinking water and the waste water treatment industry. SIONIX owns eight (8) product and process patents and one (1) is pending.

Safe Harbor

This news announcement may contain "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and achievements of SIONIX to be materially different from any future results, performance or achievements expressed or implied. SIONIX's recent financial results, risks and uncertainties are discussed in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and in its quarterly and current reports filed since that date with the Securities and Exchange Commission, all of which are available for review at www.sec.gov.

CONTACT: James W. Alexander, Director of SIONIX Corporation, +1-775-750-1785, jimalex@nvbell.net